CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. SI PEA 163 on Form N-1A of our reports dated October 19, 2020, relating to the financial statements and financial highlights of Schwab High Yield Municipal Bond Fund, Schwab Treasury Inflation Protected Securities Index Fund, Schwab U.S. Aggregate Bond Index Fund, Schwab Short-Term Bond Index Fund, Schwab Tax-Free Bond Fund, and Schwab California Tax-Free Bond Fund, each a series of Schwab Investments (the “Trust”), appearing in the Annual Reports on Form N-CSR of the Trust for the year or period ended August 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

December 18, 2020